EXHIBIT 99.1

1606 Corp. AI Chatbots Innovations, Highlights Adnexus LOI, and Quarterly

Reporting Update After Q3 Filling

1606 Corp. (OTC Pink: CBDW) (the “Company,” or “1606”) has made strong progress in the latest quarter, positioning itself as a key player in the growing AI chatbot market. The Company has focused on expanding its product offerings, forging strategic partnerships, and investing in innovative AI technology that enhances user interactions across industries. A key milestone for the Q3 includes strategic partnerships with Adnexus, marking a significant leap in the Company’s AI-driven solutions.

Key Developments:

Quarterly SEC reporting:

We are excited to announce that we have filed our 10-Q for the quarter ended September 30, 2024. This filing reflects our commitment to transparency and regulatory compliance, providing investors and shareholders with detailed insights into our financial performance and operational activities. We are proud that we have been able to stay current with all fillings since our inception three years ago.

Expansion of Market Reach:

Throughout the quarter, we made substantial efforts to increase our market reach into the rapidly growing demand for AI-driven customer service and automation tools. We are committed to exploring new opportunities for expansion, particularly in sectors such as e-commerce, finance, healthcare, and telecommunications, where AI-powered chatbots are increasingly in demand. We have already created two chatbots that can be tested at cbdw.ai

Ongoing AI Innovation and Product Development:

Innovation remains at the core of our strategy, with a continuous focus on improving our AI chatbot capabilities. By integrating more advanced machine learning models and NLP techniques, we aim to provide highly personalized, human-like interactions for businesses and consumers alike.

Strategic Partnership with Adnexus Biotechnologies:

We signed a Letter of Intent (LOI) with Adnexus Biotechnologies, a leading firm in AI and biotechnology solutions. This potential strategic investment underscores our commitment to expanding our technological footprint and enhancing our capabilities in the rapidly evolving field of AI. We believe the integration of Adnexus's cutting-edge AI research and development expertise would significantly bolster our portfolio, bringing advanced solutions to the intersection of artificial intelligence and healthcare and biotech.

CEO Statement

Austen Lambrecht, CEO of 1606 Corp., commented, "This has been a transformative quarter for 1606 Corp. With the successful filing of our third consecutive Quarterly Report, we continue to demonstrate our commitment to transparency and regulatory compliance. A key milestone for Q3 was the signing of our Letter of Intent with Adnexus Biotechnologies, which opens exciting new opportunities in the AI sector.” Lambrechht continued, “We're building a strong foundation for long-term growth by expanding our technological capabilities and forging strategic partnerships. I'm incredibly proud of our team's progress and look forward to further advancing our mission of innovation and excellence in the months ahead."

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Outlook for the Next Quarter:

Looking ahead, 1606 Corp’s focus will be on:

•	Closing Strategic Investment with Adnexus: We will be focused on closing the investment in Adnexus Biotechnologies.
•	Expanding AI Chatbot Solutions: We will continue to enhance our AI capabilities, with plans to launch additional AI-powered chatbot solutions that offer businesses even more advanced tools for automation, customer service, and engagement.
•	Growing Market Presence: Through the partnership with Adnexus, we aim to expand our reach into new verticals, such as healthcare, finance, and telecommunications, where AI chatbots are rapidly becoming essential for operational efficiency.
•	Increased Revenue from AI Chatbots: As AI solutions like Chat IR gain traction, we expect to see a rise in demand for our products, which we believe will contribute to revenue growth in the next quarter.

About 1606 Corp.

1606 Corp. stands at the forefront of technological innovation, particularly in AI Chatbots. Our mission is to revolutionize customer service, addressing the most significant challenges faced by consumers in the digital marketplace. We are dedicated to transforming the IR industry through cutting-edge AI centric solutions, ensuring a seamless and efficient customer experience.

As a visionary enterprise, 1606 Corp. equips businesses with the advanced tools they need to excel in the competitive digital landscape. Our commitment to innovation and quality positions us as a leader in the field, driving the industry forward and setting new benchmarks for success and customer satisfaction.

For more information, please visit cbdw.ai.

Industry Information

The global AI market, valued at $428 billion in 2022, is anticipated to reach $2.25 trillion by 2030, with a compound annual growth rate (CAGR) ranging from 33.2% to 38.1%. The sector is expected to employ 97 million individuals by 2025, reflecting its expansive and significant impact. This potential growth presents a compelling opportunity for investors and industry professionals interested in the AI sector.

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Forward-Looking Statements

This press release includes forward-looking statements under federal securities laws, including projections and expectations regarding business developments, operations, and market conditions. These statements are identified by terms such as "should," "may," "intends," "anticipates," and others. While based on reasonable assumptions, results may differ due to various risks and uncertainties. Please review cautionary statements and disclosures in our filings with the SEC. The Company does not undertake any obligation to update forward-looking statements except as required by law.

Contact Information:

Austen Lambrecht

CEO

austen@1606corp.com

SOURCE: 1606 Corp.

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